Exhibit 10.1

AMENDMENT NO. 9 TO TERMINALING SERVICES AGREEMENT - SOUTHEAST AND COLLINS/PURVIS

THIS AMENDMENT NO. 9 TO TERMINALING SERVICES AGREEMENT — SOUTHEAST AND COLLINS/PURVIS (this “Ninth Amendment”) is made and entered into as of March 1, 2016 by and among TRANSMONTAIGNE PARTNERS L.P., a Delaware limited partnership, on behalf of itself and its Affiliates (“Owner”), and NGL ENERGY PARTNERS LP, a Delaware limited partnership (“Customer”). Owner and Customer are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.            Owner and Customer previously entered into the Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of January 1, 2008, as amended by the First Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, effective January 1, 2008, the Second Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, effective June 1, 2009, the Third Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, effective December 22, 2009, the Fourth Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of April 14, 2010, the Fifth Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of March 15, 2012, the Sixth Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of July 16, 2013, the Seventh Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of December 20, 2013, and the Eighth Amendment to Terminaling Services Agreement - Southeast and Collins/Purvis, dated as of November 4, 2014  (collectively, the “Original TSA”); and

B.            Owner and Customer desire to amend the Original TSA in certain respects.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.              ARTICLE I: CONSTRUCTION

1.1.         Defined Terms. Capitalized terms and references used but not otherwise defined in this Ninth Amendment have the respective meanings given to such terms in the Original TSA.

1.2.         Headings. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Ninth Amendment.

1.3.         References. Each reference in the Original TSA to “this Agreement”, “herein” or words of like import referring to such Original TSA shall mean and be a reference to the Original TSA, as amended by this Ninth Amendment, and “thereunder”, “thereof’ or words of like import shall mean and be a reference to the Original TSA, as amended by this Ninth Amendment. Any notices, requests, certificates and other documents executed and delivered on or after the date hereof may refer to the Original TSA without making specific reference to this Ninth Amendment, but nevertheless all such references shall mean the Original TSA as amended by this Ninth Amendment.

2.              ARTICLE II: AMENDMENT TO AGREEMENT.

2.1.         Section 7 of Attachment “A” of the Original TSA shall be deleted in its entirety and replaced with the following:

7. TERM:              This Agreement shall commence on the Effective Date and shall continue in effect through February 1, 2023  (the “Initial Term”), after which this Agreement shall automatically continue (the “Renewal Term”) unless and until Customer provides Owner at least twenty-four (24) months’ prior notice of Customer’s intent to terminate this Agreement at the end of the Initial Term or at any time during the Renewal Term.  The Initial Term and the Renewal Term shall be deemed, collectively, the “Term” of this Agreement. Notwithstanding the foregoing: (i) this Agreement will terminate with respect to the Collins/Purvis Terminal on December 31, 2015, following which the Throughput Fees relating to the Collins Tankage and the Purvis Tankage set forth on Attachment “A-1” and the Tanks at the Collins/Purvis Terminal set forth on Attachment “A-3” shall be deemed deleted, and (ii) effective at any time from and after July 31, 2040, Owner may terminate this Agreement by providing Customer at least twenty-four (24) months’ prior notice of Owner’s intent to terminate this Agreement.”

2.2.         The following provisions shall be added as a new Section 12.4 of the Original TSA:

12.4  Permitted Subleases.  Notwithstanding anything in this Section 12 or the Agreement to the contrary, Customer shall be permitted to sublease, in one or more subleases, all or any portion of its Tanks under this Agreement to one or more other Persons without the consent of Owner.  No such sublease shall be a violation or breach of, or event of default under, this Agreement.  The terms and conditions of any such sublease shall be determined by Customer in its  sole discretion, provided that such terms and conditions (including the term of such sublease) do not conflict with the terms and conditions of this Agreement.

2.3.         The following provisions shall be added as a new Section 22.3 of the Original TSA:

22.3.  Southeast Terminals — Additional Customer Projects.

Generally.  Customer may, from time to time, propose to Owner improvements to Owner’s existing facilities that do not materially increase storage capacity and have a capital cost of $7,000,000 or less (each, a “Customer Project”) at various sites located at any of the Southeast Terminals, which proposal will also include Customer’s estimate of the volumes of Customer’s Product utilizing such improvements.  Within 120 days following Owner’s receipt of such a proposal, Owner shall prepare and deliver to Customer an authority for expenditure (a “Project AFE”) setting forth the estimated costs to design, engineer, construct, install, complete and place into service such Customer

Project, the incremental operating costs that Owner expects to incur in connection with such Customer Project, and an estimate of the Additional Throughput Fee Amount payable upon the completion of the Customer Project as described below.  Within fifteen (15) days following its receipt of the Project AFE, Customer shall either accept or reject such Project AFE.  If Customer fails to deliver to Owner its acceptance or rejection of the Project AFE within such 15-day period, it will be deemed to have rejected the Project AFE.

If Customer accepts the Project AFE, then Owner shall utilize its commercially reasonable efforts to undertake, or cause to be undertaken, the design, engineering, construction, installation, completion and placing in service of the Customer Project.  Owner shall commence such Customer Project reasonably promptly following the acceptance of a Project AFE, and in any event within 60 days thereof.  Owner shall undertake and conduct, or cause to be undertaken and conducted, such construction, installation and completion in a workmanlike manner and in accordance with applicable industry standards and Applicable Law.  All improvements, alterations or additions to a Terminal made in connection with a Customer Project will be the property of Owner, and Customer will have no rights thereto upon termination of this Agreement.  Owner shall be responsible for obtaining all necessary consents and permits in connection therewith. After commencement of construction, Owner, no less than quarterly, shall provide Customer with a written construction/completion date report outlining construction progress to date, budget updates and such other information as Customer may reasonably request.

At such time as each Customer Project is completed and ready for service, Owner shall provide written notice thereof to Customer (the “Completion Notice”), which shall also set forth an incremental per barrel fee (“Additional Per Barrel Throughput Fee”) equal to an amount that will permit Owner to recover 115% of the costs incurred by it to complete the Customer Project (the “Additional Throughput Fee Amount”) over a two-year period based on the Minimum Annual Throughput Commitment at the Southeast Terminals; provided, that the Additional Throughput Fee Amount shall not include any costs, liabilities or damages to the extent that such costs, liabilities or damages (i) are incurred by Owner due to the failure of Owner or Owner’s agents, contractors or employees to comply with Applicable Law or (ii) arise due to the negligence or willful misconduct of Owner or Owner’s agents, contractors or employees.  Each Completion Notice shall also include invoices (or other similar supporting documentation) evidencing in reasonable detail all costs (including engineering, materials and construction costs) that comprise the Additional Throughput Fee Amount.

In addition to the Throughput Fees described in Section 3 of this Agreement, Customer shall pay to Owner the Additional Per Barrel Throughput Fees with respect to the volumes of Customer’s Product based upon the applicable Minimum Monthly Throughput Commitment at the Additional Per Barrel Throughput Fee during the two-year period commencing on the first day of the

first month beginning after Customer’s receipt of the Completion Notice.    The Additional Per Barrel Throughput Fees will be invoiced and paid in conjunction with the invoicing and payment of the Throughput Fee.

2.4.         The following provisions shall be added as a new Section 22.4 of the Original TSA:

22.4  Additional Tankage at the Southeast Terminals.  During the Term of this Agreement, Customer shall have a right of first refusal with respect to the right to utilize any tanks that Owner may construct or refurbish and place into operation at the Southeast Terminals in addition to the tanks existing as of the date of this Agreement (“Additional Tankage”).  Such right of first refusal shall be governed by the provisions of this Section 22.4.

(a)           Notice of Terminaling Availability.  In the event that Owner, following construction and installation of any Additional Tankage, proposes to offer terminaling services with respect to such Additional Tankage to a third party, then Owner shall give written notice (the “First Refusal Notice”) to Customer at least 30 days prior to entry into any definitive agreement with such third party.  The First Refusal Notice shall set forth in reasonable detail the proposed terms of such terminaling services (including, without limitation, the throughput fees and minimum annual throughput commitment, as applicable) and the name and address of the prospective third-party customer (the “Offered Agreement”).

(b)           First Refusal Right.  During the period ending 30 days after the receipt of the First Refusal Notice by Customer, Customer shall have the absolute right to enter into an agreement with Owner on terms similar to the Offered Agreement in all material respects (a “ROFR Agreement”).  If in its sole discretion Customer elects to exercise such right, Customer shall deliver written notice of its election to enter into such ROFR Agreement.

(c)           Forfeiture of Rights.  Notwithstanding the foregoing, if Customer does not agree to enter into a particular ROFR Agreement within the time period set forth above, then Customer shall be deemed to have forfeited any right to enter into such ROFR Agreement with respect to that particular First Refusal Notice, and Owner shall be free to enter into the Offered Agreement at any time within 60 days after the date of the First Refusal Notice.  Any such Offered Agreement shall be entered into with the proposed customer described in the First Refusal Notice, at not less than the price and upon other terms and conditions, if any, not more favorable to the proposed customer than those specified in the First Refusal Notice.  Any Additional Tankage not bound by an Offered Agreement within such 60-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 22.4.

2.5.         Sections 21.1 and 21.2 of the Original Agreement are hereby deleted in their entirety and replaced with the following provisions.  In addition, the applicable provisions of the

First Amendment through the Eighth Amendment relating to choice of law and jurisdiction are hereby deleted in their entirety and replaced with the following, mutatis mutandi, it being the intention of the Parties that the choice of law and jurisdiction provisions included in this Ninth Amendment shall control with respect to any matter arising out of or relating to the Original Agreement:

21.1        Choice of Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

21.2.       Jurisdiction.  The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13 shall be deemed effective service of process on such Party.”

3.                      ARTICLE III: MISCELLANEOUS PROVISIONS

3.1.         Effective Date.  This Ninth Amendment shall be effective as of the date hereof.

3.2.         Scope of Ninth Amendment. The Original TSA is amended only as expressly modified by this Ninth Amendment.  Except as expressly modified by this Ninth Amendment, the terms of the Original TSA remain unchanged, and the Original TSA is hereby ratified and confirmed by the Parties in all respects.  In the event of any inconsistency between the terms of the Original TSA and this Ninth Amendment, this Ninth Amendment shall prevail to the extent of such inconsistency.

3.3.         Representations and Warranties. Each Party represents and warrants that this Ninth Amendment has been duly authorized, executed and delivered by it and that each of this Ninth Amendment and the Original TSA constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

3.4.         No Waiver. Except as expressly provided herein, the execution and delivery of this Ninth Amendment shall not be deemed or construed to (i) constitute an extension, modification or waiver of any term or condition of the Original TSA, (ii) give rise to any obligation on the part of any Party to extend, modify or waive any term or condition of the Original TSA, or (iii) be a waiver by any Party of any of its rights under the Original TSA, at law or in equity.

3.5.         Reaffirmation. Each Party hereby reaffirms each and every representation, warranty, covenant, condition, obligation and provision set forth in the Original TSA, as modified hereby.

3.6.         Choice of Law.  This Ninth Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

3.7.         Jurisdiction.  The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Ninth Amendment or the transactions contemplated hereby shall be brought and determined exclusively in in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that any cause of action arising out of this Ninth Amendment shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

3.8.         Waiver of Jury Trial. Each Party further waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Ninth Amendment.

3.9.         Severability. If any Article, Section or provision of this Ninth Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Ninth Amendment and the remaining portions of this Ninth Amendment shall remain in full force and effect.

3.10.       Counterparts: Facsimile Signatures. This Ninth Amendment may be executed by the Parties in separate counterparts and delivered by electronic or facsimile transmission or otherwise and all such counterparts shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 9 to Terminaling Services Agreement — Southeast and Collins/Purvis as of the date first written above.

NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC, its general partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	CEO

TRANSMONTAIGNE PARTNERS L.P.

By: TransMontaigne GP L.L.C., its general partner

By:	/s/ Frederick W. Boutin
Name:	Frederick W. Boutin
Title:	Chief Executive Officer